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                                                                    EXHIBIT 99.1

                                  NEWS RELEASE

FOR:                       ACTION PRODUCTS INTERNATIONAL, INC.

CONTACTS:                  Ronald Kaplan, CEO
                           Robert Burrows, CFO
                           (407) 481-8007
                           investor@apii.com


ACTION PRODUCTS INTERNATIONAL BOARD AUTHORIZES STOCK REPURCHASE PROGRAM

$250,000 Available to Enhance Shareholder Value

ORLANDO, FL - October 17, 2001 - Edu-Toymaker Action Products International, Inc. (NASDAQ: APII) announced today that its Board of Directors has authorized the repurchase of up to $250,000 of the Company's outstanding common stock. The repurchases will be made from time to time in open market transactions in such amounts as determined at the discretion of the Company's management and will be funded out of the Company's working capital

Ron Kaplan, the Company's Chairman and Chief Executive Officer said, "Our Board of Directors believes that the recent trading price of our common stock does not adequately reflect the company's value and, accordingly, offers an excellent opportunity to increase stockholder value through reduced share dilution stemming from a buyback. This stock repurchase program reflects our continued commitment to improving shareholder value."

ABOUT ACTION PRODUCTS INTERNATIONAL, INC.

Action Products International, Inc. is a toy manufacturer emphasizing educational children's brands, including Earth Lore(TM) I Dig Dinosaurs(R) and


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I Dig Treasures(R), Space Voyagers(R) "The most authentic Space Toys on Earth",
Climb@Tron(TM) window-climbing robots, Thomas & Friends(R) Creative Play arts and crafts kits, and Play and Store(TM) portable playsets. Its products are marketed and sold to toy stores, specialty retailers, Internet retailers, museums, zoos, theme parks, attractions, catalog companies, and education markets in the United States and worldwide.

For more information on Action Products toys, email marketing@apii.com.or visit the company on the World Wide Web at: www.apii.com or www.spacevoyagers.com.

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 NOTE: Any statements that are not historical facts contained in this release are forward-looking statements. It is possible that the assumptions made by management for purposes of such statements may not materialize. Actual results may differ materially from those projected or implied in any forward-looking statements. Such statements may involve risks and uncertainties, including but not limited to those relating to product demand, pricing, market acceptance, the effect of economic conditions, and intellectual property rights and the outcome of competitive products, risks in product development, the results of financing effort, the ability to complete transactions, and other discussed from time to time in the Company's Securities and Exchange Commission filings. The Company undertakes no obligation to update or revise any forward-looking statements for events or circumstances after the date on which such statement is made.


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